ADVERTISING DISPLAY AGREEMENT
     This Advertising Display Agreement (the "Agreement") is made and entered into this 17th day of March, 2003, by and between the Las Vegas Monorail Company, a Nevada non-profit corporation ("Owner"), and Hansen Beverage Company, a Delaware corporation ("Advertiser"), with reference to the following facts and purposes:

     A. Owner is causing to be built a mass transit monorail system known as the Las Vegas Monorail(TM) (the "Monorail"), to be used for public transportation in the Las Vegas Strip resort corridor, which is expected to open for revenue service in early 2004. In connection with the Monorail transportation services, Owner will make available space for advertising and promotional displays in or upon the Monorail vehicles and stations.

     B. Advertiser has reviewed advertising and promotional opportunities on the Monorail and desires to advertise on the Monorail.

     Now, therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Contract Price and Location of Advertising Displays. Advertiser shall pay to Owner the sum of $____ per year (the "Contract Price") for the right to place advertising and promotional displays on and the right to decorate both the exterior and interior of the 4-car vehicle scheduled to be delivered to Las Vegas in or about March 2003 (the "Vehicle") (together "Advertising"), except that Advertising may not (i) be placed on the inside or outside of the vehicle windows without the prior written consent of Owner nor (ii) exceed the limitations in Section 3(b) of the Standard Terms. Advertiser has submitted preliminary advertising designs and decorations for and advertising to appear on the Vehicle as illustrated on Appendix 1 hereto (which are in draft form and may be altered prior to production at the discretion of Advertiser pursuant to Paragraph 9), and which contemplate the entire exterior of the Vehicle as well as the floor, seating surfaces, overhead light panels, the outside face of the interior control boxes, and other surfaces of the interior of the Vehicle, as shown on the drawings attached as Appendix 1, being covered with film depicting the aforesaid designs, decorations and advertising. Owner hereby warrants and represents that such designs, decorations and advertising and any similar designs, decorations and advertising which cover a similar area of both the exterior and interior of the Vehicle, do not exceed the limitations contemplated in Section 3 (b) of the Standard Terms. Owner may coordinate its designs and color schemes for the remainder of the Vehicle's interior with Advertiser's designs and decoration such that the aesthetics and designs of the interior are compatible. The Advertising further includes the right to install 4 video displays, fixtures, fittings, and other Advertising materials in and to the interior of the Vehicle at Advertiser's expense, in accordance with the designs approved by Owner, provided no damage results to the Vehicle.

     2. Term of  Agreement.  Subject to the  Conditions  Precedent  set forth in
Section 6 below, this Agreement becomes effective immediately upon full execution and delivery hereof. The "Commencement Date" shall be the first day of the Monorail's revenue ready status, presently estimated to begin service in early 2004. The "Initial Term" of this Agreement shall end on the first (1st) anniversary of the Commencement Date. The Advertiser shall have the right to renew this Agreement for nine (9) additional one (1) year terms, each of which additional terms shall commence on the day following the expiration of the then current term. At least 120 days before the expiration of the then current term, Advertiser must notify Owner in writing of its intent to renew this Agreement for an additional one (1) year term. Should Advertiser fail to so notify Owner, this Agreement shall expire and terminate automatically on the expiration of the then current term. At least 120 days prior to the expiration of the then current term, Owner may notify Advertiser of its intent to terminate this Agreement. Should Owner so notify Advertiser, then (i) Advertiser's right to extend this Agreement set forth in this Section 2 shall immediately expire and terminate and
(ii) the Agreement shall expire and terminate upon the expiration of the then current term.

     3. Contract Price Adjustment and Protection. Owner retains the right to re-determine and adjust the Contract Price to fair market rates, whether an increase or decrease to the Contract Price, at any time after the expiration of three (3) years from the Commencement Date and at any time after the expiration of three (3) years from any subsequent re-determination. During the Initial Term, Owner shall provide Advertiser minimum price protection of the Contract Price, whereby Owner shall decrease the Contract Price by or, as necessary, refund to Advertiser the difference between the Contract Price and any lower contract price that may be charged by Owner to any other advertiser for single train advertising upon substantially similar terms.

     4. Non-exclusivity. This Agreement does not provide sponsorship or naming rights for any Monorail vehicle or station. For reasons related to the Monorail's tax exempt financing, Owner must retain the right to accept any advertising for any product whatsoever from any advertiser elsewhere on the Monorail, and this Agreement does not convey any exclusive rights to advertising for beverage, soft or energy drinks or product categories on the Monorail.

     5. Bombardier Consent. Owner may not have the right to allow the Advertiser to place advertising on or decorate the Vehicle until ownership is transferred to Owner. Consequently, in addition to Owner's approval of Advertising as set forth herein, Advertiser will need to obtain the permission of Owner's contractor, Bombardier Transit Corporation ("BTC"), as Advertiser intends to place Advertising on the Vehicle, before Owner takes ownership of the vehicle. Owner will assist Advertiser to obtain this consent at the earliest available opportunity, though Owner cannot guarantee BTC's willingness to so consent.

     6. Conditions Precedent. The validity of this Agreement is conditioned upon and subject to the fulfillment of the following conditions precedent. Should any of the following conditions precedent not be timely fulfilled or waived in writing by Advertiser, this Agreement shall be null and void and neither party shall have any obligation/s of whatsoever nature to the other:

     (a) That agreement is reached in writing between the Owner and Advertiser with respect to the designs, decorations and advertising to appear on both the exterior and interior of the Vehicle, by not later than April 4, 2003. Advertiser is aware that Owner's approval of Advertiser's designs requires prior approval by Owner's Board of Directors and a Section 3(b) compliance determination by Owner's tax compliance counsel prior thereto;

     (b) That all permissions required from BTC with regard to the decoration of and application of advertising on and access to the Vehicle are obtained by no later than April 4, 2003; and

     (c) That a final written agreement is concluded between the Owner and Advertiser with respect to the rights of the Advertiser to place vending machines to sell Advertiser's Monster/ Hansen's Energy Drinks and Natural Sodas on all monorail stations throughout the term of this agreement, upon mutually acceptable terms and conditions, by no later than July 31, 2003.

     7. Testing and  Promotions.  Owner agrees that the Vehicle will be operated regularly by Owner during the testing period ending January 1, 2004 (the "Testing Period") in accordance with Owner's established system testing procedures and shall, during the Testing Period, be the primary vehicle used and be used whenever reasonably possible by Owner to demonstrate and promote the Monorail to members of the press, third parties, consumers, passengers, and members of the public to achieve maximum visibility for the Vehicle (fully decorated), though not exclusively. Furthermore, Advertiser agrees that, subject to the timely delivery of the Vehicle, it will make its reasonable best efforts to organize, hold and fund various cross-promotional events, being, : (1) an event in New York City, New York for the "unveiling" the nose car of the Vehicle and general promotion of the Monorail/Monster drink substantially like the event described in Appendix 2 attached hereto as "Unveiling of First Train - Manhattan, New York" and (2) an event for the arrival of the Vehicle in Las Vegas, Nevada substantially like the event described in Appendix 2 attached hereto as "Arrival of First Train in Las Vegas". Owner and Advertiser agree to make reasonable efforts to coordinate and participate in events that cross-promote the Monorail and Monster drinks and other of the Advertiser's products, such as those listed on Appendix 2, throughout the term of this Agreement; however, neither Owner nor advertiser shall be obligated to fund any such events.

     8. Letter of Credit. No less than thirty (30) days prior to the Commencement Date, Advertiser shall provide owner an irrevocable standby letter of credit (the "Letter of Credit") in the Contract Price amount in favor of Owner to serve as a guaranty of payment of the quarterly installment payments required to be made to Owner pursuant to Section 1 of the Standard Terms
(defined below). If Advertiser fails to make any quarterly payment of the Contract Price by the end of the five (5) day grace period provided in written notice pursuant to Section 1 of the Standard Terms, then Owner may draw the outstanding amount of the quarterly payment due to Owner against the Letter of Credit at any time thereafter. Once a quarterly payment has been made, then the Letter of Credit shall decrease by the amount of the quarterly payment. Advertiser or the bank issuing the Letter of Credit must obtain owner's consent to the form of the Letter of Credit, which consent shall not be unreasonably withheld. In the event that Advertiser renews the Agreement for an additional term, the Advertiser shall renew the Letter of Credit.

     9. Advertising Changes. Advertiser may change the image of advertising on the Vehicle at any time and may promote any of its products thereon, at Advertiser's sole cost and expense. Advertiser may make any such changes only after receiving prior written approval from Owner, which approval shall not be unreasonably withheld or delayed.

     10. Video Displays. Advertiser shall have the right to install one video display in each car in the Vehicle for promotional or advertising purposes. Owner shall have the right to install a separate video network of up to one video display per car in the Vehicle for promotional, advertising or informational purposes but shall not promote or advertise competitive beverages thereon. Owner and Advertiser shall make reasonable efforts to coordinate or integrate their video display systems.

     11.  Standard  Terms.  The  attached   Standard  Terms  and  Conditions  to
Advertising Display Agreement ("Standard Terms") are hereby incorporated by reference and made a part hereof.

     In witness whereof, the parties have entered into this Agreement on the date first written above.


LAS VEGAS MONORAIL COMPANY                   HANSEN BEVERAGE COMPANY


By /s/JOHN HAYCOCK                           By /s/RODNEY SACKS
   ---------------------------------            ---------------------------
Name/Title  Chairman                            Rodney C. Sacks
           -------------------------            Chief Executive Officer/Chairman

         STANDARD TERMS AND CONDITIONS TO ADVERTISING DISPLAY AGREEMENT

     1. Payment Terms. Payment of the Contract Price for the Initial Term of this Agreement shall be divided into four (4) equal quarterly installments. The first quarterly installment shall be received by Owner no later than the Commencement Date and each quarterly installment thereafter shall be received by Owner no later than the first day of each subsequent three (3) month period. The Contract Price for each additional term for which this Agreement is renewed shall be due on the same terms. The Advertiser's failure to make any payment required hereunder within 5 days after receipt of written notice to Advertiser in terms of Section 10 below, shall be a default of this Agreement or trigger Owner's right to draw on the Letter of Credit.

     2. Renewals. Renewals shall be permitted as provided in Paragraph 3 of the Agreement.

     3. Approval of Advertising. Owner retains reasonable discretion as to the suitability of all Advertising. If Owner fails or declines to approve Advertising which reasonably complies with the terms of the Agreement (including the Advertising Policy and the Section 3(b) tax limitations), Advertiser shall be entitled to thereupon terminate this Agreement, with no further obligations or liability hereunder and shall be entitled to a refund of a pro rata portion of the Contract Price in respect of the unexpired portion of the then current term of this Agreement.

     a. Advertiser shall comply with the Advertising Policy ("Policy") approved by Owner, which may be amended from time to time. A copy of the Policy is attached and made a part hereof. The extent and scope of the Advertiser's advertising may not exceed limitations arising out of Owner's tax exempt bonds. Subject to the provisions of Section 1 of the Advertising Display Agreement, Owner may request the alteration of or adjustment to such advertising to ensure such compliance. In addition to Advertiser's termination right provided in section 3 (a) above and without any limitation thereto, should Owner require the alteration of or adjustment to the advertising to enable the same to comply with any limitations arising out of Owner's tax exempt bonds, Advertiser shall be entitled to terminate this Agreement, with no further obligations or liability hereunder and shall be entitled to a refund of a pro rata portion of the Contract Price in respect of the unexpired portion of the then current term of this Agreement or, at the Advertiser's election, to an equitable reduction of the Contract Price.

     b. Owner may alter or adjust such advertising to ensure such compliance. In addition to the Advertiser's termination right provided in this Section 3 above, if Owner must alter or adjust materially the advertising to comply with tax law, Advertiser is entitled to an equitable adjustment of the Contract Price.

     c. Advertiser shall submit and obtain written pre-production approval from Owner of all design, cabinetry, mechanics, installation, artwork, and copy. Advertiser's initial designs shall be submitted within 30 days of the date hereof, but in no case later than 14 days before Advertiser plans to install the Advertising. Advertiser may not install advertising displays, or change the design, cabinetry, mechanics, installation, artwork, and copy without the prior written approval of Owner, which approval shall not be unreasonably withheld or delayed. Advertiser shall coordinate and schedule installation of the advertising with Owner.

     4. Production and Removal, Costs. The Contract Price represents the total net payments to Owner for the advertising as set forth herein. The Contract Price does not include charges for production, installation, and/or removal of the Advertiser's advertising or the cost of construction and maintenance of such advertising. The Advertiser shall be responsible for and bear all costs to construct, install, produce, maintain, and remove the advertising, including the cost to restore the Monorail to its original condition. Should it become necessary for Owner to remove Advertiser's advertising as a result of Advertiser's default, Advertiser shall reimburse Owner for all reasonable costs incurred in connection therewith upon fifteen (15) days written notice.

     5. Interruptions and Alterations. Any interruption of service caused by Owner shall not constitute a breach of the Agreement, and Owner shall have the option of giving Advertiser an extension of term of service or pro rata credit equal to the period of interruption. Should Owner need to substantially alter the Advertiser's advertising due to remodeling or construction, whether temporary or permanent, Advertiser agrees that its display(s) can be relocated by Owner to a comparable location upon prior approval of Advertiser, which approval shall not be unreasonably withheld, without any modification or adjustment to the Agreement, including the Contract Price and Term. The display(s) will be returned to their original location at the conclusion of construction should the location be available for such display(s). Owner will be responsible for any costs to remove, reinstall or relocate the display(s) due to construction or remodeling of the Monorail.

     6. Power. Owner will provide electrical power to Advertiser's display(s) up to the standard 5.4 kw per hour. Advertiser shall be responsible for the cost of power in excess of the standard load if the Advertiser's electrical load exceeds the standard. Such additional costs shall be due and payable monthly upon fifteen (15) days written notice.

     7. Duty to Maintain. Advertiser shall be responsible to keep and maintain its advertising display(s) in a clean, operable and aesthetically pleasing manner. Owner, in its reasonable discretion, may require changes or improvements to display(s) which are or have not been kept in a clean, operable or aesthetically pleasing manner; however, Owner is responsible for washing and cleaning the Vehicle regularly. If Advertiser has failed or refused to make appropriate changes within fifteen (15) days of Owner's written notice, Owner shall have the right, at its option, to make said changes and charge Advertiser for all reasonable costs in connection therewith. Unless an emergency, Advertiser, or its contractor, must notify Owner of all maintenance scheduled for display(s) at least 48 hours in advance, regardless of the reason for the maintenance.

     8. Insurance. Advertiser agrees to obtain and maintain in full force and effect throughout the term of this Agreement commercial general liability insurance with a minimum coverage limit of Two Million Dollars ($2,000,000.00) per occurrence, Five Million Dollars ($5,000,000.00) aggregate, issued by a company and in a form acceptable to Owner. The policy shall name Owner as an additional insured on the policy and must cover damage to Owner's property arising out of damages caused by Advertiser, its agents, representatives or contractors in addition to claims by third parties for damages arising out of Advertiser's advertising. The policy shall require that Owner be notified in writing at least thirty (30) days prior to its cancellation. A certificate of insurance for the policy shall be delivered to Owner within ten (10) days after execution of this Agreement, and any renewal or substitute policy shall be delivered at least twenty (20) days prior to expiration of an existing policy.

     9. Indemnification.

     a. Indemnification by Advertiser. Advertiser agrees to indemnify, defend and hold Owner, its officers, directors, employees, and representatives forever harmless from and against all claims, demands, lawsuits, liability, loss, judgments or other expense (including, but not limited to, defense costs, expenses and reasonable attorneys' fees) made or imposed upon Owner arising out of any allegations of injuries to or death of persons (including wrongful death), damages to property, damages for libel, violation of the right of privacy, plagiarism, copyright infringement, and any other claims, that directly arise from (1) the display of any Advertising installed by Advertiser on the Monorail pursuant to this Agreement, or (2) damage from the materials or equipment that Advertiser may install on the Monorail pursuant to this Agreement.

     b. Indemnification by Owner. Owner agrees to indemnify, defend and hold the Advertiser, its officers, directors, employees, and representatives forever harmless from and against all claims, demands, lawsuits, liability, loss, judgments or other expense (including, but not limited to, defense costs, expenses and reasonable attorneys' fees) made or imposed upon the Advertiser arising out of any allegations of injuries to or death of persons (including wrongful death), damages to property, and any other claims which do not arise out of (1) the installation, removal, or display of Advertising installed on the Monorail pursuant to this Agreement or (2) damage from the materials or equipment that Advertiser may install on the Monorail pursuant to this Agreement.

     c. The parties, their respective officers, directors, employees, representatives and agents, shall not be liable for any damage or liability occurring by reason of the negligent act or omission, or intentional or willful misconduct of the other party, its officers, directors, employees, representatives or agents.

     10. Default.

     a. Default by Advertiser. In addition to other defaults set forth herein, Advertiser shall be in default if Advertiser fails to: (i) maintain current insurance policies as provided in Section 8; (ii) obtain Owner's approval of the advertising pursuant to Section 3 of the Standard Terms above; or (iii) fulfill any other part of this Agreement. Owner shall provide Advertiser a reasonably detailed written notice of default. Advertiser shall have fifteen (15) days from receipt of the notice (5 days in the case of non payment of any part of the Contract Price) to cure the default. If Advertiser has not cured the default within fifteen or five (15 or 5 ) days of notice, as the case may be, Owner may, at its sole option, terminate this Agreement or draw on the Letter of Credit, retain all sums of money paid by Advertiser to Owner, or remove the Advertising pursuant to Section 4.

     b. Default by Owner. Owner shall be in default if Owner fails to fulfill any terms of this Agreement. Advertiser shall provide Owner with a reasonably detailed written notice of default. Owner shall have fifteen (15) days from receipt of the notice to cure the default. If Owner has not cured the default within fifteen (15) days of notice, Advertiser may, at its sole option, terminate this Agreement, recover a pro rata portion of the Contract Price in respect of the unexpired portion of the then current term of this Agreement

     11. Compliance with Law. The parties and this Agreement shall comply with all federal, state, and local laws. If any clause, provision, section or part of this Agreement (i) is ruled invalid by a court of competent jurisdiction, or
(ii) would negatively affect the tax-exempt status of Owner's bonds, then the parties shall promptly meet and negotiate a substitute for such clause, provision, section or part, which shall, to the greatest extent legally permissible, effect the original intent of the parties, including an equitable adjustment to the Contract Price to account for any change in the amount or type of advertising resulting from such invalidated or offending portion.

     12.  Owner's  Rights.  Owner  has  registered  Las Vegas  Monorail(TM)  and reserves all rights to the use of the name. Advertiser, including all representatives and agents, must obtain Owner's advance written consent to use Las Vegas MonorailTM or images of any portion of the Monorail for any public relations, promotional, marketing, advertising, or other purpose, provided that such consent may not be unreasonably withheld or delayed by Owner. Owner hereby acknowledges that it is the intent and purpose of Advertiser to utilize the Monorail and images of portions of the Monorail for major public relations, promotional, marketing, advertising and other similar purposes for, and in connection with, the operation by the Advertiser of its business and sale of its products and hereby agrees thereto, subject to Owner's approval of such promotional campaigns. Owner hereby consents to Advertiser's use of the visual images of the Vehicle with its advertising and Las Vegas Monorail(TM) in its normal day-to-day operations, advertising and marketing activities, and communications with third parties, provided that Owner reserves the right to withdraw such consent at any time.

     13. General Terms. This document embodies the entire agreement between the parties and may not be amended, modified, altered or changed in any respect whatsoever except by a writing duly executed by the parties hereto. Advertiser represents and warrants to Owner that it has all corporate or entity approvals necessary to enter into this Agreement. Advertiser shall not assign or transfer Advertiser's rights or duties under this Agreement without the prior written consent of Owner, which consent shall not be unreasonably withheld. The waiver by either party of a breach of any provision of the Agreement by the other shall not operate or be construed as waiver of any subsequent breach by the party. Any notice given under this Agreement must be in writing and hand-delivered, faxed, or sent by public mail to an address either party to the agreement specifies in writing to the other party. This Agreement is to be performed in, governed by, and construed in accordance with the laws of the State of Nevada. In the event of any dispute, the venue of any action shall be had in Clark County, Nevada, and the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, including fees and costs in bankruptcy.